CERTIFICATE OF DESIGNATION, NUMBER,
   POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL,
       AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
      LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING
          CHARACTERISTICS OF SERIES D PREFERRED STOCK
                              OF
                         SERAGEN, INC.


     Seragen, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

     1. Incorporation. The Corporation is validly existing and incorporated under the laws of the State of Delaware.

     2.   Authorized Preferred Stock.  The Corporation's Restated
   Certificate of Incorporation, as amended, authorizes the issuance of
   5,000,000    shares of Preferred Stock, par value $.01 per share, and
   expressly vests in the Board of Directors the authority provided therein to issue any or all of such shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued. The rights of the holders of the Series D Preferred Stock shall rank pari passu with the rights of the holders of all other series of Preferred Stock, now existing or hereafter issued by the Corporation, with respect to all preferences upon liquidation.

     3. Designation of the Series. The Board of Directors of the Corporation, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a Series D issue of Preferred Stock:

          There shall be a series of convertible redeemable Preferred Stock designated as "Series D Preferred Stock." Each share of such series shall be referred to herein as a "Series D Share." The par value per share is $.01. The authorized number of Series D Shares is 979. The Series D Shares shall be equal in rank to all other series of Preferred Stock, whether now existing or hereafter issued by the Corporation.

     A. Voting Rights. Except as otherwise required by law, the holders of the Series D Shares shall not be entitled to vote, whether separately as a series or otherwise, on any matter submitted to a vote of the shareholders of the Corporation. Notwithstanding the foregoing, without the prior written consent of the holders of the Series D Shares:

          (i) the Corporation shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series D Shares of its certificate of incorporation or any resolutions of its board of directors or other instrument establishing and designating the Series D Shares so as to effect any materially adverse change in the rights, privileges, powers, or preferences of the holders of Series D Shares; and (ii) the Corporation shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series D Shares.

     B. Dividends. The holders of the Series D Shares shall be entitled to receive a cumulative dividend at the rate of 8 percent per annum, calculated on a per share value of $1,000, on the basis of the number of days elapsed assuming a 365-day year, payable in Common Stock at the time of each conversion, but in no event later than November 29, 1998 (the
  "Automatic Conversion Date") at which time the Series D Shares shall be automatically converted into Common Stock. Such dividends shall be calculated from May 29, 1996, and shall be payable on each Conversion Date (as such term is defined in Section 3.C(iii) below) (the "Dividend Payment Date"), in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series D Shares. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable on the Dividend Payment Date.

     C.   Conversion Rights.

          (i) Conversion. Each holder of Series D Shares shall have the right, at such holder's option, without the payment of any additional consideration by the holder thereof, to convert all or any of such Series D Shares into the number of shares of Common Stock for which such Series D Shares are then convertible pursuant to Section 3.C(ii) below (after giving effect to any adjustments provided for under Section 3.C(iv) hereof).

          (ii) Conversion Price. Upon conversion of the Series D Shares pursuant to Section 3.B or 3.C(i) hereof, each Series D Share shall be converted into the number of shares of Common Stock equal to $1,000 plus the amount of accrued dividends payable on the Conversion Date, divided by the lesser of (a) the product of seventy-three percent (73%) multiplied by the average of the closing bid prices of the Common Stock as reported by the Nasdaq Stock Market or, if the Common Stock is not then listed on the
   Nasdaq    Stock Market, by the OTC Bulletin Board or any similar
   inter-dealer quotation medium on which the Common Stock may be quoted for the five trading days immediately preceding the conversion date, or (b) the closing bid price for the Common Stock as reported by the Nasdaq Stock Market for May 28, 1996.

          (iii) Mechanics of Conversion. The holder of any Series D Shares is entitled, at its option, to convert any or all of its Series D Shares into Common Stock of the Corporation at the conversion price set forth in Section 3.C(ii). Such conversion shall be effectuated by surrendering to the Corporation, or its attorney, the original Series D Shares to be converted together with a written notice stating that the holder elects to convert all or a portion of the Series D Shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued and a representation letter signed by the holder in a form to be agreed upon by the holder and the Corporation at the time the Series D Shares are issued. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares of Common Stock issuable shall be rounded down or up, as the case may be, to the nearest whole number of shares. The date on which notice of conversion is effective
   (the "Conversion Date") shall be deemed to be the earlier of the Automatic Conversion Date and the date on which the holder has delivered to the Corporation the original Series D Shares, a facsimile or original of the signed notice to convert, and a facsimile or original of the signed representation letter. Within two (2) business days after receipt of the documentation referred to above, the Corporation shall deliver a certificate, without stop transfer instructions, for the number of shares of Common Stock issuable upon conversion. The Corporation shall be responsible for taking all necessary actions and shall bear all costs to issue the Common Stock as provided herein, including the delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. No payment or adjustment shall be made for accrued and unpaid interest until the Conversion Date. Upon surrender of any Series D Shares that are to be converted in part, the Corporation shall issue to the holder, if so requested, new Series D Shares equal to the number of unconverted Series D Shares.

          (iv) Certain Adjustments. In the event of any change in one or more classes of capital stock of the Corporation by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Corporation or the sale or transfer by the Corporation of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series D Shares shall be promptly and appropriately adjusted by the Board of Directors of the Corporation so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the Series D Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

          (v) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series D Shares; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate of such shares in a name other than that of the holder of the Series D Shares in respect of which such shares are being issued.

          (vi) Reservation of Shares. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series D Shares, sufficient shares of Common Stock to provide for conversion of all outstanding Series D Shares.

     D. Redemption at Option of the Corporation. The Corporation shall have the right to redeem Series D Shares pursuant to the following provisions:

          (i) The Corporation shall have the right, at its sole option and election, to redeem Series D Shares, in whole or in part, at any time and from time to time at a redemption price of $1,150.00 per share.

          (ii) If less than all of the Series D Shares at the time outstanding are to be redeemed, the Series D Shares so to be redeemed shall be selected by lot, pro rata or in such other manner as the Board of Directors may determine to be fair and proper.

          (iii) Notice of any redemption of the Series D Shares shall be given, by telephone line facsimile transmission to such number as shall be provided to the Corporation for such purpose by each holder of Series D Shares, not later than ten days prior to the date fixed for redemption to each holder of Series D Shares to be redeemed. In order to facilitate the redemption of the Series D Shares, the Board of Directors may fix a record date for the determination of holders of Series D Shares to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of Series D Shares, not more than sixty (60) days prior to the date fixed for such redemption.

          (iv) On the redemption date specified in the notice given pursuant to Section 3.D (iii), the Corporation shall, and at any time after such notice shall have been given and before such redemption date the Corporation may, unless otherwise agreed by the Corporation and the holders of Series D Shares called for redemption, deposit for the pro rata benefit of the holders of the Series D Shares so called for redemption the funds necessary for such redemption with a bank or trust company in Boston, Massachusetts. Any monies so deposited by the Corporation and unclaimed at the end of five years from the date designated for such redemption shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment of the redemption price. In the event that monies are deposited pursuant to this Section 3.D.(iv) in respect of Series D Shares that are converted in accordance with the provisions of Section 3.C., such monies shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such monies and shall thereupon be relieved of all responsibility to the holders of such shares in respect thereof. Any interest accrued on funds so deposited pursuant to this Section 3.D.(iv) shall be paid from time to time to the Corporation for its own account.

          (v)  Upon either the deposit of funds pursuant to Section
   3.D.(iv) in respect of Series D Shares called for redemption or the payment in respect of Series D Shares called for redemption in accordance with the provisions of this Section 3.D. to the holders of Series D Shares called for redemption pursuant to an agreement between the Corporation and such holders, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, (A) the shares represented thereby shall no longer be deemed outstanding, (B) the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption, and (C) all rights of the holders of the Series D Shares called for redemption shall cease, excepting only the right to receive the redemption price therefor and the right to convert such shares into shares of Common Stock as provided in Section 3.C. until the close of business on the third business day preceding the redemption date.

     E.   Liquidation.

          (i) Series D Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series D Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any Preferred Stock junior in rank to the Series D Shares, to be paid an amount per share equal to the liquidation value described in this Section 3.E(i) (the "Liquidation Value"). The per share Liquidation Value of the Series D Shares on any date is equal to the sum of the following:

               (A)  $1,000, plus

               (B) an amount equal to any accrued and unpaid dividends from May 29, 1996.

   Neither the consolidation nor merger of the Corporation with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 3.E. Notice of liquidation, dissolution, or winding-up of the Corporation shall be mailed, by first-class mail, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders of record of the Series D Shares at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice, but no defect in such notice or in mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.


          (ii) General.

               (A) All of the preferential amounts to be paid to the holders of the Series D Shares pursuant to Section 3.E(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any preferred stock junior in rank to the Series D Shares in connection with such liquidation, dissolution or winding-up.

               (B) After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding Series D Shares as set forth in Section 3.E(i), the holders of record of Common Stock and any preferred stock junior in rank to the Series D Shares shall be entitled to participate in any distribution of any remaining assets of the Corporation, and the holders of record of the Series D Shares shall not be entitled to participate in such distribution.

          F. Reacquired Shares. Any shares of Series D Shares redeemed, purchased, converted, or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Corporation Law shall become authorized but unissued shares of Preferred Stock.

          G. Copies of Agreements, Instruments, and Documents. Copies of any of the agreements, instruments or other documents referred to in this certificate of designation shall be furnished to any stockholder upon written request to the Corporation at its principal place of business.

     4. The statements contained in the foregoing, creating and designating the said Series D issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Restated Certificate of Incorporation, as amended, of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by its Chairman, Chief Executive Officer and Treasurer and attested by its President and Chief Technology Officer this 26th day of November, 1997, and they do hereby affirm, under penalty of perjury, that the foregoing Certificate of Designation is the act and deed of the Corporation and that the facts stated therein are true and accurate.

                              SERAGEN, INC.



                              By: /s/ Reed R. Prior
                                   Reed R. Prior
                                   Chairman, Chief Executive Officer
                                   and Treasurer


   Attest:



   By:/s/ Jean C. Nichols
     Jean C. Nichols, Ph.D.
     President and Chief Technology
     Officer